Filed pursuant to Rule 424(b)(3)
Registration No. 333-272815

PROSPECTUS SUPPLEMENT NO. 5

(to Prospectus dated October 11, 2023)

Up to 205,652,848 Shares of Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated October 11, 2023, relating to our Registration Statement on Form S-1 (Registration No. 333-272815) (as supplemented or amended from time to time, the “Prospectus”). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in our Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on December 14, 2023, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference. The Prospectus, together with this prospectus supplement, relates to the resale of up to 74,903,789 shares of our common stock, par value $0.001 per share (the “common stock”), and 130,749,059 shares of our common stock underlying certain warrants (collectively, the “Shares”), by the selling stockholders identified in the Prospectus under “Selling Stockholders”.

Our common stock is quoted on the OTCQB of OTC Markets Group, Inc. under the symbol “CYDY.” On December 14, 2023, the closing price of our common stock was $0.20 per share.

Investing in our securities involves risk. You should carefully consider the risks that we have described under the section captioned “Risk Factors” in the Prospectus on page 8 and in Part II, Item 1A of the 2024 First Quarter 10-Q before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 15, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2023

CytoDyn Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-49908	83-1887078
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1111 Main Street, Suite 660

Vancouver, Washington 98660

(Address of principal executive offices, including zip code)

(360) 980-8524

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.       ☐

Item 8.01 Other Events.

On December 14, 2023, CytoDyn Inc. (the “Company”) held a webcast for investors via the internet to provide an update regarding recent developments at the Company since the appointment of Jacob P. Lalezari, M.D., as the Company’s interim CEO. Information covered in the update included discussion about recent communications with the U.S. Food and Drug Administration (the “FDA”) and the status of the clinical hold imposed by the FDA and protocol submission. The webcast was recorded and will be available on the Company’s website at www.cytodyn.com through January 14, 2024. The website should not be considered part of this Form 8-K. The Company will post an update to one of the questions included under Frequently Asked Questions on its website to add information provided during the webcast, as follows:

What is the status of the clinical hold?

The Company received a letter from the FDA at the beginning of December 2023 notifying the Company that: (i) the “partial hold” implemented by the FDA in March 2022 had been lifted; and (ii) a new “full hold” had been applied as it relates to the newly proposed clinical trial protocol submitted in November 2023 alongside the Company’s complete response to the partial clinical hold.

As a whole, the Company views this as a significant step in the right direction, as the partial clinical hold that had been in place since March 2022 has been resolved. That being said, the Company now needs to resolve the FDA’s comments associated with its newly proposed clinical trial protocol which resulted in the procedural “full hold” that is currently in place. The Company believes the “full hold” will be removed after we adequately respond to the FDA’s comments and incorporate the FDA’s specific guidance as it relates to the proposed protocol.

The Company believes the proposed HIV study will allow the Company to further establish leronlimab’s mechanism of action in a cost-effective manner, and is currently working to incorporate the FDA’s feedback and submit an amended protocol as soon as practicable. The Company expects to submit a revised protocol to the FDA in January 2024.

Note Regarding Forward-Looking Statements

The information included in this report contains forward-looking statements relating to, among other things, our communications with the U.S. Food and Drug Administration, decisions by the FDA, future clinical trials, and business strategy. The reader is cautioned not to rely on these statements, which are based on current expectations of future events. For important information about these statements and/or our Company, including the risks, uncertainties and other factors that could cause actual results to vary materially from the assumptions, expectations and projections expressed in any forward-looking statements, the reader should review the Annual Report on Form 10-K for the fiscal year ended May 31, 2023, including in the sections captioned “Forward Looking Statements” and “Item 1A. Risk Factors”, as later supplemented by our Form 10-Q for the quarter ended August 31, 2023, in the section captioned “Item 1A. Risk Factors”. CytoDyn Inc. does not undertake to update any forward-looking statement as a result of new information or future events or developments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYTODYN INC.

Date: December 14, 2023	By	/s/ Antonio Migliarese
Antonio Migliarese
Chief Financial Officer